EXHIBIT 4(ii)

               Terms and Conditions of Series A Preferred Stock



                             CERTIFICATE OF DESIGNATION
                                         OF
              SERIES A JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK
                                         OF
                               UNIVAR CORPORATION

                        (Pursuant to Section 151 of the
                        Delaware General Corporation Law)



     Univar Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on April 13, 1994:

          RESOLVED, that pursuant to the authority granted to and
     vested in the Board   of Directors of this Corporation (the
     "Board of Directors" or the "Board") in accordance with the provisions of the Restated Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of
     Preferred Stock,   without par value, of the Corporation and
     hereby states the designation and number   of shares, and fixes
     the relative rights, preferences, and limitations thereof (in addition to any provisions set forth in the Restated Certificate
     of Incorporation   of the Corporation, which are applicable to
     the Preferred Stock of all classes and   series) as follows:

          1.  DESIGNATION AND AMOUNT.  The shares of such series shall
     be designated as   "Series A Junior Participating Convertible
     Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 105,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights, or warrants.

          2.  DIVIDENDS AND DISTRIBUTIONS.

               2.1 Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock or any similar stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of any stock ranking junior to the Series A Preferred Stock but on a parity with the holders of Common Stock, $0.33-1/3 par value (the "Common Stock"), shall be entitled to receive, when, as and if paid by the Corporation out of funds legally available for the purpose, dividends or other distributions equal to five (5) times the aggregate per share amount of all dividends or other distributions paid with respect to the Common Stock of the Corporation, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount of such dividend or distribution to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               2.2 The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subsection 2.1 of this Section at the same time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

                2.3 The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          3. VOTING. The shares of Series A Preferred Stock shall not have any voting powers, either general or special, except that the consent of the holders of at least a majority of all of the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation or any similar document relating to any series of Preferred Stock) so as to affect adversely the powers, preferences, or rights, of Series A Preferred Stock. An increase of the authorized amount of Common Stock or the Preferred Stock, or the creation or authorization of any shares of any other class of stock of the Corporation ranking prior to or on a parity with the shares of Series A Preferred Stock as to dividends or upon liquidation, dissolution, or winding up, or the reclassification of any authorized stock of the Corporation into any such prior or parity shares, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares shall not be deemed to affect adversely the powers, preferences, or rights of Series A Preferred Stock.

          4. CERTAIN RESTRICTIONS. Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               4.1 declare or pay any dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock;

               4.2 declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

               4.3 redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

          5. CONVERSION. Each share of the Series A Preferred Stock may be converted at any time, at the option of the holder thereof, into shares of Common Stock of the Corporation, on the terms and conditions set forth below in this Section 5. Further, each share of the Series A Preferred Stock may be converted at any time after the expiration of three years from the date of issuance of the Series A Preferred Stock, at the option of the Corporation, into shares of Common Stock of the Corporation, on the terms and conditions set forth below in this Section 5.

               5.1 Subject to the provisions for adjustment hereinafter set forth, each share of the Series A Preferred Stock shall be convertible at the option of the holder thereof, or, as set forth in the preceding paragraph, at the option of the Corporation, in the manner hereinafter set forth, into five (5) fully paid and non assessable shares of Common Stock of the Corporation;

               5.2 The number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible as set forth in subsection 5.1 shall be adjusted from time to time as follows:

                    5.2.1 In case the Corporation shall at any time or from time to time declare or pay any dividend on its Common Stock payable in its Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than payment of a dividend in its Common Stock), then, and in each such case, the number of shares of Common Stock into which each share of the Series A
     Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the sum of
     (I) the number of shares of Common Stock into which such shares was convertible immediately prior to the occurrence of such event plus (II) the number of shares of Common Stock which such holder would have been entitled to receive in connection with the occurrence of such event had such share been converted immediately prior thereto, and the denominator of which is the number of shares of Common Stock into which such shares was convertible immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection 5.2.1 shall become effective (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

                    5.2.2 In case the Corporation at any time or from time to time shall combine or consolidate the outstanding shares of its Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, then, and in each such case, the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the number of shares which the holder would have owned after giving effect to such event had such share been converted immediately prior to the occurrence of such event and the denominator of which is the number of Common Shares into which such share was convertible immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection 5.2.2 shall become effective at the close of business on the day immediately prior to the day upon which such corporate action becomes effective; and

                    5.2.3 In case the Corporation at any time or from time to time shall issue rights or warrants to all holders of shares of its Common Stock entitling them (for a period expiring within 45 calendar days after the date of issuance) to subscribe for or purchase shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price (as defined in subsection 5.3 below) per share of Common Stock on the record date fixed for the determination of shareholders entitled to receive such right or warrant, then, and in each such case (unless the holders of shares of the Series A Preferred Stock shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though such shares of the Series A Preferred Stock had been converted into shares of Common Stock immediately prior to the close of business on such record date), the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so offered would purchase at such Current Market Price on such record date. For purposes of this subsection 5.2.3, the aggregate consideration receivable by the Corporation in connection with the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be equal to the sum of the aggregate offering price of such securities plus the minimum aggregate amount, if any, payable upon conversion of such securities into shares of Common Stock. An adjustment made pursuant to this subsection 5.2.3 shall be made upon the issuance of any such rights or warrants and shall be effective retroactively immediately after the close of business as of the record date fixed for the determination of shareholders entitled to receive such rights or warrants. For purposes of this subsection 5.2.3, the granting of the right to purchase Common Stock (whether treasury shares or newly issued shares) pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation, and the investment of additional optional amounts, in shares of Common Stock, in any such case at a price per share of not less than 95% of the current market price (determined as provided in such plans) per share of Common Stock, shall not be deemed to constitute an issue of rights or warrants by the Corporation within the meaning of this subsection).

               5.3 The term "Current Market Price" shall mean, as applied to any class of stock on any date, the average of the daily "Closing Prices" (as hereinafter defined) for the twenty (20) consecutive "Trading Days" (as hereinafter defined) immediately prior to the date in question; provided, however, that in the event that the Current Market Price per share of Common Stock is determined during a period following the announcement by the Corporation of a dividend or distribution on its Common Stock payable in shares of its Common Stock or securities convertible into shares of its Common Stock, and prior to the expiration of thirty Trading Days after the ex-dividend date for such dividend or distribution, then, and in each such case, the Current Market Price shall be appropriately adjusted to reflect the Current Market Price per Common Stock equivalent. The term "Closing Price" on any day shall mean the last sales price, regular way, per share of such stock on such day, or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, as reported by the National Association of Securities Dealers Inc.'s Automated Quotation System. The term "Trading Day" shall mean a day on which the principal national securities exchange on which shares of such stock are listed or admitted to trading is open for the transaction of business or, if the shares of such stock are not listed or Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York, are not authorized or obligated by law or executive order to close;

               5.4  The holder of any shares of the Series A Preferred
     Stock may exercise his option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5. Such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock, provided that in no event shall a certificate of Common Stock be issued in contravention of Section 6 or any agreement between the Corporation and the holder. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and non assessable shares of Common Stock of the Corporation to which the holder of the Series A Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.
     Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series A Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common
     Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time;

               5.5 Upon conversion of any shares of the Series A Preferred Stock, the holder thereof, after such conversion, shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such holder shall be entitled to receive any dividends on such shares of the Series A Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series A Preferred Stock entitled to receive payment of such dividend;

               5.6 In connection with the conversion of any shares of the Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the market value of such fractional interest. In such event, the market value of a share of Common Stock of the Corporation shall be the Closing Price (as defined in section 5.3) of such shares on the last business day on which such shares were traded immediately preceding the date upon which such shares of Series A Stock are deemed to have been converted; and

               5.7 The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding shares of the Series A Preferred Stock.

          6. RESTRICTIONS ON TRANSFER. NO SHARES OF SERIES A PREFERRED STOCK SHALL BE SOLD, ASSIGNED, ALIENATED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT THE EXPRESS WRITTEN CONSENT OF THE CORPORATION. THE HOLDER, IN ACCEPTING SHARES OF SERIES A PREFERRED STOCK, ACKNOWLEDGES THAT CONVERSION PURSUANT TO
     SECTION 5 IS A PREREQUISITE TO ANY TRANSFER OF ANY BENEFICIAL INTEREST IN SUCH SHARES. EACH CERTIFICATE OF SERIES A PREFERRED STOCK SHALL BEAR A LEGEND SETTING FORTH THIS RESTRICTION.

          7. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall cause all such shares upon their cancellation to become authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, in any other Certificate of Designation establishing a series of Preferred Stock or any similar stock, or as otherwise required by law.

          8. LIQUIDATION, DISSOLUTION, OR WINDING UP. Upon any liquidation, dissolution, or winding up of the Corporation, the Series A Preferred Shares shall not be entitled to any preference over the Company's Common Stock with respect to distributions of the assets of the Company.

          9. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property payable in kind, then in any such case, each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to five (5) times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          10. REDEMPTION. The shares of Series A Preferred Stock may be redeemed in whole or in part by the Corporation at any time after issuance for an amount equal to the issue price, plus any accrued and unpaid dividends.

          11. RANK. The Series A Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock or any similar stock that specifically provide that they shall rank prior to the Series A Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock or any similar stock ranking on a parity with or prior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 13th day of April, 1994.

                                   UNIVAR CORPORATION


                                   By: /S/ James W. Bernard

                                   Title: President


ATTEST:


/s/ William A. Butler
    Corporate Secretary